Term sheet No. 514VV
To prospectus dated October 10, 2006,
prospectus supplement dated November 13, 2006,
underlying supplement no. 17 dated August 11, 2008,
product supplement VV dated November 8, 2007 and
addendum to product supplement VV dated December 13, 2007
Registration Statement No. 333-137902 Dated September 23, 2008; Rule 433
Deutsche Bank AG, London Branch
$
Buffered Securities Linked to the S&P 500® Index and the Russell 2000® Index due on or about April 28*, 2010
General
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Buffered Securities linked to the S&P 500® Index and the Russell 2000® Index due April 28*, 2010 (the “securities”) are designed for investors who seek a return at maturity linked to the performance of two indices that are intended to reflect the performance of certain segments of the U.S. equity markets. Investors should be willing to forgo coupon and dividend payments during the term of the securities and be willing to lose a significant portion of their initial investment.

•	Senior unsecured obligations of Deutsche Bank AG due April 28*, 2010.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The securities are expected to price on or about September 23*, 2008 and are expected to settle on or about September 25*, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.
Rating:
Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA- to securities, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Issue Price:	100.00% of the face amount.
Underlying Indices:	The securities are linked to the S&P 500® Index and the Russell 2000® Index (each, an “Underlying Index” and, collectively, the “Underlying Indices”).
Index Weightings:	The weighting of the S&P 500® Index is 50.00% and the weighting of the Russell 2000® Index is 50.00% (each, an “Index Weighting” and, collectively, the “Index Weightings”).
Participation Rate:	200.00%
Buffer Level:	15.00%
Upper Index Barrier:	For the S&P 500® Index, 136.5% of the Initial Level of the S&P 500® Index. For the Russell 2000® Index, 147.0% of the Initial Level of the Russell 2000® Index.
Lower Index Barrier:	For the S&P 500® Index, 85% of the Initial Level of the S&P 500® Index. For the Russell 2000® Index, 85% of the Initial Level of the Russell 2000® Index.
Payment at Maturity:
The payment you will receive at maturity per $1,000 security face amount will be calculated as follows:
Payment at maturity = (50% x Unweighted S&P 500 Contribution) + (50% x Unweighted Russell 2000 Contribution)
The total amount you will receive at maturity per $1,000 security face amount in no event will exceed $1,835 and you could lose up to 85% of your initial investment in the securities.

Unweighted Index Contributions:
For each Underlying Index, the Unweighted Index Contribution is based on whether such Underlying Index ever closed above the Upper Index Barrier or below the Lower Index Barrier on any trading day during the Observation Period and on the value of, for such Underlying Index, the Final Level relative to the Initial Level, the Buffer Level and the Participation Rate. The Unweighted Index Contribution for each Underlying Index will be determined as follows:

•       if the Underlying Index never closes above its Upper Index Barrier or below its Lower Index Barrier on any trading day during the Observation Period, the Unweighted Index Contribution per $1,000 security face amount will be calculated as follows:

• if the Final Level is greater than the Initial Level: $1,000 + ($1,000 x Index Return x Participation Rate)
• if the Final Level is less than or equal to the Initial Level: $1,000 + ($1,000 x Absolute Index Return)

•       if the Underlying Index closes either above its Upper Index Barrier or below its Lower Index Barrier on any trading day during the Observation Period, the Unweighted Index Contribution per $1,000 security face amount will be calculated as follows:

• if the Final Level is greater than the Initial Level or if the Final Level declines from the Initial Level but such decline is less than or equal to the Buffer Level: $1,000;
• if the Final Level is less than the Initial Level by more than the Buffer Level: $ 1,000 + ($1,000 x (Index Return + Buffer Level)).

We refer to the Unweighted Index Contribution for the S&P 500® Index as the “Unweighted S&P 500 Contribution” and the Unweighted Index Contribution for the Russell 2000® Index as the “Unweighted Russell 2000 Contribution.”

Index Return:	For each Underlying Index,	Final Level – Initial Level Initial Level

Absolute Index Return:	The absolute value of the Index Return for each Underlying Index.
Initial Level:	For each Underlying Index, the closing level of such Underlying Index on the Trade Date.
Final Level:	For each Underlying Index, the closing level of such Underlying Index on the Final Valuation Date.
Observation Period:	The period commencing on (and including) the Trade Date to (and including) the Final Valuation Date.
Trade Date:	September 23*, 2008
Final Valuation Date:	April 23*, 2010, subject to postponement as described in the accompanying product supplement under “Description of Securities – Payment at Maturity.”
Maturity Date:	April 28*, 2010, subject to postponement as described in the accompanying product supplement under “Description of Securities – Payment at Maturity.”
CUSIP:	2515A0 ST 1
ISIN:	US2515A0ST15
*Expected
In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

†
A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, addendum to product supplement, underlying supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement VV dated November 8, 2007, the addendum to product supplement VV dated December 13, 2007, and underlying supplement no. 17 dated August 11, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to product supplement VV dated December 13, 2007:
http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement VV dated November 8, 2007:
http://www.sec.gov/Archives/edgar/data/1159508/000119312507240202/d424b21.pdf

•	Underlying supplement no. 17 dated August 11, 2008:
http://www.sec.gov/Archives/edgar/data/1159508/000119312508173702/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:
http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Unweighted Index Contribution at maturity assuming a range of performance for each Underlying Index?

The table below illustrates the Unweighted Index Contribution for a hypothetical range of performance for each Underlying Index from -100% to +100% and assumes an Initial Level of 1,255.08 for the S&P 500® Index, an Initial Level of 753.74 for the Russell 2000® Index (the actual Initial Level for each Underlying Index will be determined on the Trade Date), an Index Weighting for each Underlying Index of 50% and a Buffer Level for each Underlying Index of 15%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

The table below is provided for illustration purposes only. Actual changes in the Underlying Indices may not correlate with each other; for example, one Underlying Index may appreciate while the other depreciates or may depreciate or appreciate to a greater or lesser extent. The actual Index Return of the S&P 500® Index likely will differ from the Index Return of the Russell 2000® Index and could differ by a significant amount. Please see the examples that appear after the table below.

Final Level		Index Return (%)		Underlying Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period		Underlying Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on at least one trading day during the Observation Period
S&P 500® Index	Russell 2000® Index	S&P 500® Index	Russell 2000® Index	Index Weighting x Unweighted S&P 500 Contribution	Index Weighting x Unweighted Russell 2000 Contribution	Index Weighting x Unweighted S&P 500 Contribution	Index Weighting x Unweighted Russell 2000 Contribution
2,510.16	1,507.48	100.00%	100.00%	N/A	N/A	$500.00	$500.00
2,384.65	1,432.11	90.00%	90.00%	N/A	N/A	$500.00	$500.00
2,259.14	1,356.73	80.00%	80.00%	N/A	N/A	$500.00	$500.00
2,133.64	1,281.36	70.00%	70.00%	N/A	N/A	$500.00	$500.00
2,008.13	1,205.98	60.00%	60.00%	N/A	N/A	$500.00	$500.00
1,882.62	1,130.61	50.00%	50.00%	N/A	N/A	$500.00	$500.00
1,757.11	1,055.24	40.00%	40.00%	N/A	$900.00	$500.00	$500.00
1,631.60	979.86	30.00%	30.00%	$800.00	$800.00	$500.00	$500.00
1,506.10	904.49	20.00%	20.00%	$700.00	$700.00	$500.00	$500.00
1,380.59	829.11	10.00%	10.00%	$600.00	$600.00	$500.00	$500.00
1,255.08	753.74	0.00%	0.00%	$500.00	$500.00	$500.00	$500.00
1,192.33	716.05	-5.00%	-5.00%	$525.00	$525.00	$500.00	$500.00
1,129.57	678.37	-10.00%	-10.00%	$550.00	$550.00	$500.00	$500.00
1,066.82	640.68	-15.00%	-15.00%	$575.00	$575.00	$500.00	$500.00
1,004.06	602.99	-20.00%	-20.00%	N/A	N/A	$475.00	$475.00
878.56	527.62	-30.00%	-30.00%	N/A	N/A	$425.00	$425.00
753.05	452.24	-40.00%	-40.00%	N/A	N/A	$375.00	$375.00
627.54	376.87	-50.00%	-50.00%	N/A	N/A	$325.00	$325.00
502.03	301.50	-60.00%	-60.00%	N/A	N/A	$275.00	$275.00
376.52	226.12	-70.00%	-70.00%	N/A	N/A	$225.00	$225.00
251.02	150.75	-80.00%	-80.00%	N/A	N/A	$175.00	$175.00
125.51	75.37	-90.00%	-90.00%	N/A	N/A	$125.00	$125.00
0.00	0.00	-100.00%	-100.00%	N/A	N/A	$75.00	$75.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payment at maturity is calculated under various hypothetical circumstances.

Example 1:

The level of the S&P 500® Index increases from an Initial Level of 1,255.08 to a Final Level of 1,380.59, a 10% increase, and the S&P 500® Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period.

The level of the Russell 2000® Index increases from an Initial Level of 753.74 to a Final Level of 904.49, a 20% increase, and the Russell 2000® Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period.

Unweighted S&P 500 Contribution = $1,000 + ($1,000 x Index Return x Participation Rate)
= $1,000 + ($1,000 x 10% x 200%) = $1,200

Unweighted Russell 2000 Contribution = $1,000 + ($1,000 x Index Return x Participation Rate)
= $1,000 + ($1,000 x 20% x 200%) = $1,400

Payment at maturity per $1,000 security face amount
= (50% x Unweighted S&P 500 Contribution) + (50% x Unweighted Russell 2000 Contribution)
= (50% x $1,200) + (50% x $1,400)
= $1,300.00

Example 2:

The level of the S&P 500® Index decreases from an Initial Level of 1,255.08 to a Final Level of 1,129.57, a 10% decrease, and the S&P 500® Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period.

The level of the Russell 2000® Index decreases from an Initial Level of 753.74 to a Final Level of 640.68, a 15% decrease, and the Russell 2000® Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period.

Unweighted S&P 500 Contribution = $1,000 + ($1,000 x Absolute Index Return)
= $1,000 + ($1,000 x Absolute value of -10%)
= $1,100

Unweighted Russell 2000 Contribution = $1,000 + ($1,000 x Absolute Index Return)
= $1,000 + ($1,000 x Absolute value of -15%)
= $1,150

Payment at maturity per $1,000 security face amount
= (50% x Unweighted S&P 500 Contribution) + (50% x Unweighted Russell 2000 Contribution)
= (50% x $1,100) + (50% x $1,150)
= $1,125.00

Example 3:

The level of the S&P 500® Index increases from an Initial Level of 1,255.08 to a Final Level of 1,380.59, a 10% increase, and the S&P 500® Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period.

The level of the Russell 2000® Index decreases from an Initial Level of 753.74 to a Final Level of 640.68, a 15% decrease, and the Russell 2000® Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period.

Unweighted S&P 500 Contribution = $1,000 + ($1,000 x Index Return x Participation Rate)
= $1,000 + ($1,000 x 10% x 200%) = $1,200

Unweighted Russell 2000 Contribution = $1,000 + ($1,000 x Absolute Index Return)
= $1,000 + ($1,000 x Absolute value of -15%)
= $1,150

Payment at maturity per $1,000 security face amount
= (50% x Unweighted S&P 500 Contribution) + (50% x Unweighted Russell 2000 Contribution)
= (50% x $1,200) + (50% x $1,150)
= $1,175.00

Example 4:

The level of the S&P 500® Index increases from an Initial Level of 1,255.08 to a Final Level of 1,380.59, a 10% increase, and the S&P 500® Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on at least one trading day during the Observation Period.

The level of the Russell 2000® Index decreases from an Initial Level of 753.74 to a Final Level of 678.37, a 10% decrease, and the Russell 2000® Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on at least one trading day during the Observation Period.

Unweighted S&P 500 Contribution = $1,000

Unweighted Russell 2000 Contribution = $1,000

Payment at maturity per $1,000 security face amount
= (50% x Unweighted S&P 500 Contribution) + (50% x Unweighted Russell 2000 Contribution)
= (50% x $1,000) + (50% x $1,000)
= $1,000.00

Example 5:

The level of the S&P 500® Index decreases from an Initial Level of 1,255.08 to a Final Level of 753.05, a 40% decrease, and the S&P 500® Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on at least one trading day during the Observation Period.

The level of the Russell 2000® Index decreases from an Initial Level of 753.74 to a Final Level of 678.37, a 10% decrease, and the Russell 2000® Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on at least one trading day during the Observation Period.

Unweighted S&P 500 Contribution = $1,000 + ($1,000 x (Index Return + Buffer Level))
= $1,000 + ($1,000 x (-40% + 15%))
= $750

Unweighted Russell 2000 Contribution = $1,000

Payment at maturity per $1,000 security face amount
= (50% x Unweighted S&P 500 Contribution) + (50% x Unweighted Russell 2000 Contribution)
= (50% x $750) + (50% x $1,000)
= $875.00

Example 6:

The level of the S&P 500® Index decreases from an Initial Level of 1,255.08 to a Final Level of 1,129.57, a 10% decrease, and the S&P 500® Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period.

The level of the Russell 2000® Index decreases from an Initial Level of 753.74 to a Final Level of 527.62, a 30% decrease, and the Russell 2000® Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on at least one trading day during the Observation Period.

Unweighted S&P 500 Contribution = $1,000 + ($1,000 x Absolute Index Return)
= $1,000 + ($1,000 x Absolute value of -10%)
= $1,100

Unweighted Russell 2000 Contribution = $1,000 + ($1,000 x (Index Return + Buffer Level))
= $1,000 + ($1,000 x (-30% + 15%))
= $850

Payment at maturity per $1,000 security face amount
= (50% x Unweighted S&P 500 Contribution) + (50% x Unweighted Russell 2000 Contribution)
= (50% x $1,100) + (50% x $850)
= $975.00

Example 7:

The level of the S&P 500® Index increases from an Initial Level of 1,255.08 to a Final Level of 1,506.10, a 20% increase, and the S&P 500® Index closing level never exceeds the Upper Index Barrier or falls below the Lower Index Barrier on any trading day during the Observation Period.

The level of the Russell 2000® Index decreases from an Initial Level of 753.74 to a Final Level of 527.62, a 30% decrease, and the Russell 2000® Index closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on at least one trading day during the Observation Period.

Unweighted S&P 500 Contribution = $1,000 + ($1,000 x Index Return x Participation Rate)
= $1,000 + ($1,000 x 20% x 200%)
= $1,400

Unweighted Russell 2000 Contribution = $1,000 + ($1,000 x (Index Return + Buffer Level))
= $1,000 + ($1,000 x (-30% + 15%))
= $850

Payment at maturity per $1,000 security face amount
= (50% x Unweighted S&P 500 Contribution) + (50% x Unweighted Russell 2000 Contribution)
= (50% x $1,400) + (50% x $850)
= $1,125.00

Selected Purchase Considerations

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THE APPRECIATION POTENTIAL OF THE SECURITIES IS LIMITED – The Unweighted Index Contribution for each Underlying Index is limited and, and as a result, the appreciation potential of the securities is limited. The maximum amount you can receive at maturity is $1,835.00 per $1,000 security face amount. However, if, for each Underlying Index, the closing level exceeds the Upper Index Barrier or falls below the Lower Index Barrier on one or more trading days during the Observation Period, you will receive no more than $1,000.00 per $1,000 security face amount at maturity. The securities do not guarantee the return of your initial investment and you could lose up to 85% of your initial investment.

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LIMITED PROTECTION AGAINST LOSS – You will not be protected against a decline in the level of an Underlying Index if the Final Level of such Underlying Index is less than its Initial Level by more than the Buffer Level. Accordingly, you could lose up to $850 for each $1,000 security face amount that you invest.

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RETURN LINKED TO THE PERFORMANCE OF THE S&P 500® INDEX AND THE RUSSELL 2000® INDEX – The return on the securities, which may be positive or negative, is linked to the performance of the S&P 500® Index and the Russell 2000® Index. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is currently based on the relative aggregate market value of the common stocks of 500 companies (the “component stocks”) as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The component stocks are not stocks of the 500 largest companies listed on the NYSE, nor are all component stocks listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve this objective. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index, and represents approximately 10% of the total market capitalization of the companies composing the Russell 3000® Index. This is just a summary of the S&P 500® Index and the Russell 2000® Index. For more information on the S&P 500® Index and the Russell 2000® Index, including information concerning the composition, calculation methodology and adjustment policy of each index, please see the sections entitled “The S&P Indices - The S&P 500® Index” and “The Russell Indices – The Russell 2000® Index”  in the accompanying underlying supplement no. 17 dated August 11, 2008.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum. Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, other than pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Indices or in any of the component stocks comprising the Underlying Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment in excess of $150 per $1,000 security face amount. The return on the securities at maturity is linked to the performance of the S&P 500® Index and the Russell 2000® Index and will depend on whether the closing level of each Underlying Index exceeds the applicable Upper Index Barrier or falls below the applicable Lower Index Barrier on any trading day during the Observation Period. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the 15.00% Buffer Level for each Underlying Index. Accordingly, you could lose up to $850 for each $1,000 security face amount that you invest.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity described in this term sheet is based on the full face amount of your securities, the original issue price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks comprising the Underlying Indices would have.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE UNDERLYING INDICES TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche

Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlying Indices to which the securities are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the levels of the Underlying Indices on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

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whether the closing levels of either or both Underlying Indices have exceeded the applicable Upper Index Barrier or declined below the applicable Lower Index Barrier on any trading day during the Observation Period;

•	the expected volatility of the Underlying Indices;

•	the time to maturity of the securities;

•	the market price and dividend rate on the component stocks comprising the Underlying Indices;

•	interest and yield rates in the market generally and in the markets of the component stocks comprising the Underlying Indices;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Underlying Indices and any changes to the component stocks comprising the Underlying Indices;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN A SECURITY ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences” and the accompanying addendum, and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the potential implications of the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Unweighted Index Contribution for either or both Underlying Indices on the Final Valuation Date and, consequently, the payment at maturity on the securities. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to an Underlying Index, a “market disruption event” means:

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a suspension, absence or material limitation of trading of stocks then constituting 20.00% or more of the level of such Underlying Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

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a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20.00% or more of the level of such Underlying Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

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a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to such Underlying Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

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a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in such Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such disrupted Underlying Index shall be based on a comparison of:

•	the portion of the level of such disrupted Underlying Index attributable to that security, relative to

•	the overall level of such disrupted Underlying Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

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a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

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limitations pursuant to the rules of any relevant exchange similar to rescinded NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to rescinded NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on such Underlying Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Underlying Index; and

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a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to such Underlying Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to an Underlying Index, the primary exchange or market of trading for any security (or any combination thereof) then included in such Underlying Index or any successor index.

Historical Information

The following graphs set forth the historical performance of the S&P 500® Index and the Russell 2000® Index from January 1, 1998 through September 19, 2008. The closing levels of the S&P 500® Index and the Russell 2000® Index on September 19, 2008 were 1255.08 and 753.74, respectively.

We obtained the closing levels below for each Underlying Index from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of each Underlying Index should not be taken as an indication of future performance and no assurance can be given as to the performance or Final Level of the Underlying Indices. We cannot give you any assurance that the performance of the Underlying Indices will result in a positive return on your investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. The agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security face amount. See “Underwriting” in the accompanying product supplement.